Exhibit 99.1

NEWFIELD ACQUIRES GULF OF MEXICO ASSETS

FOR IMMEDIATE RELEASE

     Houston — (July 20, 2004) — Newfield Exploration Company (NYSE:NFX) today announced that it had acquired all of the outstanding stock of Denbury Offshore, Inc., the subsidiary of Denbury Resources, Inc. that holds all of its Gulf of Mexico assets. After purchase price adjustments, total consideration is expected to be approximately $187 million, inclusive of the purchase of approximately $5 million in working capital. For a map of the properties and additional details on the key assets, go to the Gulf of Mexico section at http://www.newfld.com.

     “The Denbury Gulf of Mexico assets are an excellent fit with our offshore operations and this will lead to substantial operating costs savings,” said David A. Trice, Newfield President and CEO. “These cost savings coupled with the hedging of the expected natural gas production from these properties at a weighted average price of $6.26 per Mcf through December 2005 will ensure a quick payout and a superior rate of return on this acquisition. The acquired assets include operatorship and high working interests in several mature, giant fields. We will conduct detailed field studies to identify additional exploitation and exploration opportunities.”

     The transaction adds approximately 50 MMcfe/d of net gas production, of which 97 percent is natural gas. The acquisition was financed through cash on hand and the Company’s revolving credit facility.

Transaction Highlights:

•	38 Gulf of Mexico blocks, of which 32 are Company-operated.

•	16 total fields. 90% of the reserves and 95% of the production come from seven fields.

•	80% of the wells are Company-operated.

•	95% of the reserves are Company-operated.

•	Average working interest in the properties is >75%.

•	Properties can be managed without additional G&A expense.

     As a result of this transaction, Newfield increased its 2004 production guidance to 235 – 245 Bcfe, an increase of 7 – 11 percent over 2003 production of 220.6 Bcfe.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

     **The statements set forth in this release regarding estimated 2004 production volumes and anticipated reductions in operating and general and administrative expenses are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020 Houston, TX 77060 www.newfld.com	Steve Campbell (281) 847-6081 info@newfld.com

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